Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

August 9, 2018 and the Prospectus dated December 22, 2017

Registration No. 333-222241-213

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$500,000,000 Senior Secured Floating Rate Notes due 2024 (the “Notes”)

August 9, 2018

Pricing Term Sheet dated August 9, 2018

to the

Preliminary Prospectus Supplement dated August 9, 2018

(the “Preliminary Prospectus Supplement”)

of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:

$500,000,000

On July 3, 2018, the Issuers issued $400,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 2024 (the “Existing Notes”). The Notes offered hereby will be issued as additional notes under the indenture governing the Existing Notes, fully fungible with the Existing Notes, treated as a single class for all purposes under the indenture governing the Existing Notes, and issued under the same CUSIP numbers as the Existing Notes.

Title of Securities:	Senior Secured Floating Rate Notes due 2024

Final Maturity Date:	February 1, 2024

Issue Price:	101.479%, plus accrued and unpaid interest of $2,380,378.47 from July 3, 2018

Index Maturity:	Three months

Coupon:	LIBOR + 165 basis points

Interest Payment Dates:	February 1, May 1, August 1 and November 1

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Record Dates:	January 15, April 15, July 15 and October 15

First Interest Payment Date:	November 1, 2018

CUSIP Number:	161175 BP8

ISIN Number:	US161175BP82

Optional Redemption:	The Notes are not redeemable prior to January 1, 2024. On or after January 1, 2024, the Issuers may redeem the Notes, in whole or in part, at the Issuers’ option, on at least 15 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of Notes on a record date to receive the related interest payment on the related interest payment date).

Use of Proceeds:	The Issuers intend to use the proceeds of this offering (i) for general corporate purposes, including to fund potential buybacks of Class A common stock of Charter Communications, Inc. or common units of Charter Communications Holdings, LLC, a subsidiary of Charter Communications, Inc. and (ii) to repay certain indebtedness, including to repay a portion of the outstanding balance under Charter Communications Operating, LLC’s revolving credit facility.

Sole Bookrunner:	Morgan Stanley & Co. LLC

Trade Date:	August 9, 2018

Settlement Date:

August 15, 2018 (T+4)

We expect that delivery of the Notes will be made to investors on or about August 15, 2018, which will be the fourth business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder on the date hereof or on the next two succeeding business days should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-222241)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Morgan Stanley & Co. LLC, Attention: Investment Banking Division, 1585 Broadway, 29th Floor, New York, NY 10036; Telephone: (866) 718-1649; Facsimile: (212) 507-8999.

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